ADDENDUM TO MARKETING AGREEMENT

         This Addendum is effective as of November 5, 1998 and shall be considered a binding attachment to the October 5, 1996 Marketing Agreement by and among Remedent USA, Inc. and Jean Louis Vrignaud.

         In witness whereof, the parties agree as follows:

         1. Both parties agree that expending a budget of US $1.5 million during the first three years is not feasible. Item 2.1 of the Marketing Agreement is hereby amended to state that the promotional budget should be proportional to the number of stores in which distribution is achieved, and no minimum amount is required to maintain the validity of the Marketing Agreement. Remedent agrees to advertise the product once distribution justifies such advertising.

         2. Both parties agree that long term testing of the product with a large number of Dentists who monitor their patients is significantly more valuable than clinical tests as described in 2.2 of the Marketing Agreement, and substantially less expensive. The expenditure of $150,000 for clinical testing is therefore no longer a requirement of the Marketing Agreement. Remedent agrees however to aggressively continue to promote the product to the dental professional community in order to gain the maximum amount of professional dental endorsement.

         As a shareholder of Remedent USA, Inc., Vrignaud feels that the above modifications to the Marketing Agreement dated October 5, 1996, are in the best interest of the company and himself as a shareholder.

BY                                                       Date
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         Jean Louis Vrignaud

BY                                                       Date
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         Rebecca Inzunza for Remedent USA, Inc.